Exhibit 99.1

GSI Technology, Inc. Reports First-Quarter Fiscal 2012 Results

SUNNYVALE, Calif.--July 28, 2011--GSI Technology, Inc. (Nasdaq: GSIT) reported net income of $3.3 million, or $0.11 per diluted share, on net revenues of $23.0 million in its first fiscal quarter ended June 30, 2011, compared to net income of $4.4 million, or $0.15 per diluted share, on net revenues of $22.9 million in the comparable period a year ago. In the prior quarter ended March 31, 2011, the Company earned $3.4 million, or $0.11 per diluted share, on net revenues of $21.9 million.

First-quarter gross margin and operating margin were, respectively, 44.2% and 18.0% compared to 47.2% and 23.8% a year ago and 44.1% and 20.9% in the prior quarter. "Gross margin was in line with expectations, but operating margin, which we had expected to be closer to 20%, reflected a greater-than-anticipated increase in selling, general and administrative expenses," said Lee-Lean Shu, Chairman and Chief Executive Officer of GSI, who noted that research and development expense for the quarter was essentially flat at $2.6 million.

"Of the $929,000 increase in SG&A — to $3.4 million, or 14.8% of net revenues, from $2.5 million, or 11.3% of net revenues, in the prior quarter — approximately $800,000 was attributable to legal expenses related to the defense of the previously disclosed patent infringement lawsuit filed against us by Cypress Semiconductor Corporation on March 30, 2011, and the subsequent complaint filed by Cypress with the U.S. International Trade Commission, as well as the antitrust complaint that we filed against Cypress on July 22, 2011. As previously announced, each of these legal proceedings is principally related to our SigmaQuad™ and SigmaDDR™ families of SRAM memory products.

"These products — whose performance characteristics are among the highest in the industry — have been years in development, are being well received by our customers, and are expected to play a significant role in GSI's future growth. With this in mind, and in the firm belief that both the law and the facts are on our side, we intend to vigorously defend both the patent litigation and the ITC complaint and to vigorously prosecute our antitrust claim against Cypress. Absent a speedy resolution of these matters, we expect to incur significant legal expenses in defending our position, although at this time we cannot with any precision estimate what the cost will be," said Shu.

First-quarter direct and indirect sales to Cisco Systems were $9.6 million, or 41.6% of net revenues, compared to $6.8 million, or 31.3% of net revenues, in the prior quarter, when lower shipments reflected inventory adjustments on the part of Cisco's contract manufacturers; first-quarter fiscal 2011 sales to Cisco Systems were $9.1 million, or 39.8% of net revenues. Sales to Huawei Technologies were $1.4 million, or 6.0% of net revenues, compared to $2.2 million, or 10.1% of net revenues, in the prior quarter, and $1.8 million, or 7.9% of net revenues, a year ago.

Military/defense sales were 8.9% of shipments compared to 8.3% in the prior quarter and 7.8% in the comparable period a year ago. SigmaQuad sales were 32.5% of shipments compared to 27.3% in the prior quarter and 33.4% in the first quarter of fiscal 2011.

Total first-quarter fiscal 2012 pre-tax stock-based compensation expense was $511,000 compared to $408,000 in the prior quarter and $446,000 in the first quarter of fiscal 2011.

At June 30, 2011, the Company had $59.3 million in cash, cash equivalents and short-term investments, $30.2 million in long-term investments, $86.6 million in working capital, no debt, and stockholders’ equity of $129.7 million.

Outlook for Second-Quarter Fiscal 2012

We currently expect net revenues in the second quarter of fiscal 2012 to be in the range of $22.8 million to $23.8 million, with gross margin of approximately 44% and expenses of approximately $1.5 million related to our pending litigation.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2011 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, July 28, 2011. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 82382624. You may also listen to the teleconference live via the Internet at www.gsitechnology.com. For those unable to attend, this Web site will archive the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; the expense and unpredictable outcome of the litigation described in this release; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2011	2011	2010

Net revenues	$23,048	$21,854	$22,918
Cost of goods sold	12,871	12,218	12,101

Gross profit	10,177	9,636	10,817

Operating expenses:

Research & development	2,639	2,601	2,535
Selling, general and administrative	3,399	2,470	2,828
Total operating expenses	6,038	5,071	5,363

Operating income	4,139	4,565	5,454

Interest and other income, net	146	245	241

Income before income taxes	4,285	4,810	5,695
Provision for income taxes	1,013	1,398	1,316
Net income	$3,272	$3,412	$4,379

Net income per share, basic	$0.11	$0.12	$0.16
Net income per share, diluted	$0.11	$0.11	$0.15

Weighted-average shares used in computing per share amounts:

Basic	28,757	28,488	27,671
Diluted	30,400	30,642	28,834

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2011	2011	2010

Cost of goods sold	$76	$63	$88
Research & development	254	212	214
Selling, general and administrative	181	133	144
	$511	$408	$446

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2011	March 31, 2011
Cash and cash equivalents	$32,642	$25,952
Short-term investments	26,619	26,033
Accounts receivable	15,638	15,042
Inventory	21,572	21,380
Other current assets	7,439	7,304
Net property and equipment	12,891	13,545
Long-term investments	30,194	30,938
Other assets	1,740	1,723
Total assets	$148,735	$141,917

Current liabilities	$17,309	$15,676
Long-term liabilities	1,720	1,561
Stockholders' equity	129,706	124,680
Total liabilities and stockholders' equity	$148,735	$141,917

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550